Exhibit 10.13

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Execution Copy

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”) is entered into as of July 8, 2013 (“Effective Date”), by and between Overland Storage, Inc., a California corporation, located at 9112 Spectrum Center Boulevard, San Diego, CA 92123 (“Overland”) and Sphere 3D Corporation, a company established under the laws of the Province of Ontario, Canada with a principal place of business at 240 Matheson Blvd. East, Mississauga, Ontario L4Z 1X1 (“S3D”). Overland and S3D may be referred to from time to time herein, individually, as a “Party” and, collectively, as the “Parties.”

Overland and S3D hereby agree as follows:

1.	SCOPE

1.1 General Scope. It is the intention of S3D to place orders with Overland for the storage products, equipment, software and solutions identified in Attachment A (which is incorporated herein by reference) and, if applicable, the related software rights therein (hereinafter “Products”), during the Term (as defined below). S3D shall take delivery of such Products at the time or times to which Overland and S3D mutually agree, which in no event shall be later than six (6) months after the end of said Term. S3D expressly undertakes and guarantees the collection of all debts, obligations and liabilities of its Affiliates (as defined in Section 8.16 below) that arise under this Agreement. Additional Products may be added from time to time by mutual written agreement of Overland and S3D, and Attachment A, as amended, shall become part of this Agreement.

1.2 Component Parts. S3D hereby agrees that all Products S3D purchases under this Agreement are component parts that must be incorporated into a S3D system product and must not be resold as stand-alone products. In the event that S3D sells any Product as a stand-alone product not incorporated into or as part of a sale of a S3D system, Overland reserves the right to re-invoice S3D for such Product, at Overland’s “Distributor” price in effect at the time of Overland’s shipment to S3D of such Product (less any amount already paid by S3D for such Product).

1.3 Sole Supplier Relationship. During the first three (3) years of the Term, without the prior written consent of Overland, neither S3D, nor any Affiliate of S3D, shall obtain from any third party, directly or indirectly, any Products or any services related to the Products (including installation and support services), or any other products or services that are substantially similar to the Products and the related services, save and except that S3D shall be permitted to purchase certain products and services that are not otherwise provided by Overland or do not have the required specification or functionality for S3D’s requirements. For greater clarity, the sole supplier relationship shall cease after the date which is the third year anniversary of the Effective Date.

1.4 Branding. Except for the VDI Products (as defined in Attachment A), the Products sold to S3D hereunder will be Overland-branded

1.5 Contract Manufacturers. S3D acknowledges and agrees that Overland may use third party contract manufacturers to manufacture the Products, or any portion thereof.

2.	ORDERS AND DELIVERIES

2.1 Approval. Overland must approve and accept all orders for Products for such orders to be binding. The provisions contained in this Agreement shall be applicable to all of S3D’s purchases of Products as contemplated under this Agreement, whether or not this Agreement is attached to or enclosed with the Products. If Overland does not accept an order properly submitted by S3D or cannot fulfill such order, S3D may acquire the product or services from an alternative source. If Overland does not accept an order properly submitted by S3D or fulfill such order without good cause, S3D may terminate this Agreement for Default in accordance with Section 4.2(a) (subject to the cure provision contained therein).

2.2 Rescheduling/Cancellation. S3D may reschedule or cancel any order for Products if Overland receives such written notice at least sixty (60) days in advance of S3D’s original confirmed shipment date, except for the VDI Product. S3D may reschedule any order for the VDI Product one time for a maximum of sixty (60) days as long as the delivery date remains within the Overland Fiscal quarter if Overland receives such written notice at least sixty (60) days in advance of the original confirmed shipment date. S3D may cancel a VDI Product order of Overland receives such written notice at least one hundred and twenty (120) days in advance of S3D’s original confirmed shipment date.

2.3 Identification on Orders. All orders placed pursuant to this Agreement shall reference this Agreement. Unless S3D and Overland expressly agree otherwise, all of S3D’s purchases during the Term are deemed to be made pursuant to this Agreement, notwithstanding any lack of reference, express or otherwise, to this Agreement in the purchase and sales forms used by the Parties.

2.4 Incoterms. All sales are made Ex Works Overland’s or Overland’s subcontractor’s facility (Incoterms 2010), freight collect.

3.	PRICE AND PAYMENT

3.1 Prices. Overland will sell the Products to S3D at the prices calculated in accordance with the terms of Attachment B. S3D warrants that it shall keep all pricing information in strict confidence.

3.2 Taxes. Unless otherwise specifically provided herein, the amount of any present or future sales, VAT, revenue, import, excise or other tax, custom or duty applicable to the Products covered by this Agreement or the manufacture or sales thereof, shall be added to the purchase price and shall be paid by S3D, or in lieu thereof S3D shall provide Overland with a tax exemption certificate acceptable to the taxing authorities. S3D shall indemnify and hold Overland harmless for all taxes, interest, penalties, customs, duties or such other charges or fees incurred as a result of, or arising out of the use of, such certificate. S3D shall be responsible for obtaining, at its own expense, any and all permits, approvals, licenses and/or quotas required to import Products to S3D’s home country or any other country or region.

3.3 Payment. Time is of the essence with respect to the terms set forth herein. Each shipment shall be considered a separate and independent transaction, and payment therefor shall be made accordingly. Payment terms are net thirty (30) days. Overland reserves the right to modify credit terms at any time for any reason. Subject to Attachment B, unless otherwise agreed to in writing by an authorized representative of Overland, payment shall be made in United States currency. The rate of exchange, if applicable, shall be that in effect on the date the invoice is issued by Overland. S3D grants Overland a security interest in Products purchased under this Agreement and any proceeds realized by S3D upon any resale or distribution of those Products.

3.4 Financial Condition. If, in the judgment of Overland, acting reasonably, the financial condition of S3D at any time does not justify continuation of production or shipment on the terms of payment originally specified, Overland may require full or partial payment in advance and Overland may suspend delivery without incurring any liabilities whatsoever to S3D. In the event of bankruptcy or insolvency (or any similar proceedings under applicable law) of S3D or in the event any proceeding is brought by or against S3D under bankruptcy or insolvency laws (or any similar proceedings under applicable law), unless such proceeding is terminated or withdrawn within thirty (30) days, Overland shall be entitled to cancel any order then outstanding and S3D shall reimburse Overland for all costs and expenses directly incurred relating to such cancellation.

4.	TERM AND TERMINATION

4.1 Term. The term of this Agreement shall be from the Effective Date, unless terminated as set forth in Section 4.2, and continue for a period of ten (10) years thereafter (the “Initial Term”). Thereafter, unless terminated by S3D or Overland pursuant to Section 4.2, this Agreement shall automatically renew for successive twelve (12) month periods unless either Party provides written notice to the other Party of its intent not to renew at least thirty (30) days before the end of the then-current term (each, a “Renewal Term” and collectively referred to herein as the “Term”).

4.2 Termination. Either Party may terminate this Agreement:

(a) in the event the other Party fails to comply with any of the material provisions of this Agreement or fails to fulfill any of its material obligations under this Agreement (“Default”) and such Default is not cured within ninety (90) days of receipt of written notice of such Default from the non-defaulting Party; or

(b) effective immediately upon notice, in the event of the voluntary or involuntary dissolution, liquidation, assignment for the benefit of creditors by, or commencement of any proceeding under any bankruptcy or insolvency laws (or any similar laws) against, the other Party to declare such other Party bankrupt or insolvent (or any similar status under applicable law), unless such proceeding is terminated or withdrawn within thirty (30) days.

4.3 Effect of Termination. Upon termination of this Agreement:

(a) all rights granted in this Agreement shall immediately terminate and no interest whatsoever in any of such rights shall remain with S3D except as may be required to fulfill S3D’s support obligations to its customers;

(b) all payment, delivery and confidentiality obligations arising prior to termination shall remain in force;

(c) in the event that Overland terminates this Agreement based on S3D’s material breach, bankruptcy or insolvency (as described in this section), Overland may cancel all orders that are outstanding and shall receive reimbursement from S3D for reasonable costs and losses associated with such termination, and all of S3D’s outstanding accounts payable due to Overland shall become immediately due and payable without demand; and

(d) except as set forth above, neither S3D nor Overland shall be liable for damages of any kind as a result of exercising its right to terminate this Agreement.

4.4 Surviving Provisions. The provisions under Sections 3.3, Article 4, Article 6, Article 7 and Article 8 will survive any termination or expiration of this Agreement.

4.5 Overland Proprietary Rights. S3D acknowledges and agrees that Overland (and/or its licensors) shall retain all right, title and interest to the intellectual property contained in the Products, and the “Overland” name and Overland product names, marks, logos and copyrighted works (collectively the “Overland Property”), including but not limited to any and all patent rights, patent applications, rights to apply for patents, copyrights, copyright registrations, trade secrets, trademarks, service marks, trademark and service mark registrations and all related goodwill (the “Proprietary Rights”). S3D acknowledges and agrees that its purchase of Products does not grant or convey S3D any right or license in any of the Overland Property other than as expressly provided in this Agreement. Nothing stated herein shall entitle Overland to any right, title or interest to any intellectual property of S3D, which shall at all times remain the property of S3D.

4.6 Proprietary Rights Notices. S3D shall not remove, alter, modify or obscure any Overland trademark, logo or similar mark or any Overland Proprietary Rights notices (including, without limitation, copyright notices, patent registration numbers and trademark notices) on or in the Overland Property. S3D shall reproduce all Overland Proprietary Rights notices on all permitted copies of the Overland Property.

5.	WARRANTY AND INDEMNITY

5.1 Warranty Terms. The Products purchased under this Agreement shall be subject to the warranty terms and conditions set forth at http://support.overlandstorage.com/support/service-warrantyterms.html (“Warranty Terms”).

5.2 Warranty Disclaimer. THE EXPRESS WARRANTIES PROVIDED UNDER THE WARRANTY TERMS ARE IN LIEU OF ALL OTHER WARRANTIES. OVERLAND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY,

ACCURACY, CONDITION, OWNERSHIP, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. OVERLAND ALSO DISCLAIMS ALL OTHER OBLIGATIONS OR LIABILITIES ON OVERLAND’S PART, AND IT NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR OVERLAND ANY OTHER LIABILITIES.

5.3 Intellectual Property Indemnity. Subject to the terms of this Section 5.3, if an action is brought against S3D claiming that any Product sold hereunder (except for a VDI Product), when used as permitted under this Agreement, infringes a registered copyright or trademark or misappropriates a trade secret, Overland shall defend S3D at Overland’s expense and pay all damages and costs (including reasonable attorneys’ fees) incurred by S3D associated with the infringement or misappropriation action for the allegedly infringing Products, but only if (i) S3D notifies Overland promptly upon learning that the claim might be or has been asserted, (ii) Overland has sole control over the defense of the claim and any negotiation for its settlement or compromise and (iii) S3D fully cooperates with Overland in the defense or settlement of the claim.

If such a claim may be or has been asserted, S3D shall permit Overland, at Overland’s option and expense, to (i) procure the right to continue using the Product, (ii) replace or modify the Product to eliminate the infringement or misappropriation while providing functionally equivalent performance, or (iii) accept the return of the Product in exchange for a refund of the price that S3D actually paid to Overland for such Product.

Notwithstanding the foregoing, Overland shall have no obligation or liability under this Section 5.3 if the claim results from (collectively (a) – (e), the “Excluded Claims”):

(a) a modification of such Product not performed by Overland or its specifically authorized representative, which may include S3D hereunder,

(b) S3D’s or end-user customer’s failure to promptly install an updated maintenance release or version of the Product that would have eliminated the actual or alleged infringement or misappropriation,

(c) the combination, use or operation of the Product with third party products not provided by Overland,

(d) any modifications of the Product performed by S3D for non-standard features or functionality in connection with professional services or otherwise at S3D’s or its client’s request, or

(e) any features or functionality designed or implemented by Overland using or incorporating S3D’s specifications.

S3D shall defend Overland at S3D’s expense and pay all damages and costs (including reasonable attorneys’ fees) incurred by Overland associated with any Excluded Claim, but only if (i) Overland notifies S3D promptly upon learning that the claim might be or has been asserted, (ii) S3D has sole control over the defense of the claim and any negotiation for its settlement or compromise and (iii) Overland fully cooperates with S3D in the defense or settlement of the claim.

THIS SECTION 5.3 SETS FORTH OVERLAND’S SOLE LIABILITY AND S3D’S SOLE REMEDY WITH RESPECT TO ANY PRODUCT INFRINGEMENT CLAIM.

6.	CONFIDENTIALITY

6.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means this Agreement and all the provisions hereof, along with any and all information furnished to one Party (“Receiving Party”) by the other Party (“Disclosing Party”) under this Agreement, that, by the circumstances of its disclosure would reasonably be deemed confidential, including, but not limited to all business, technical financial and pricing information, and all other information and materials, tangible or intangible, that is owned, used, obtained or maintained by the Disclosing Party which provides such Disclosing Party an advantage over competitors who do not know or use it and derives to such Disclosing Party economic value (actual or potential) from not being generally known to the public or to other entities who can obtain economic or other value from its disclosure and use.

6.2 Exceptions to Confidential Information. Confidential Information will not include information that the Receiving Party can reasonably demonstrate: (a) was rightfully known by it or its Affiliates prior to the date it was disclosed by the Disclosing Party; (b) is lawfully disclosed to the Receiving Party or its Affiliates by a third party rightfully in possession of such information without breach of any obligation of confidentiality owing to Disclosing Party; (c) becomes generally known to the public through no act or omission on the part of the Receiving Party or its Affiliates, or (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates.

6.3 Restrictions On Use and Disclosure. Each Party agrees, as a Receiving Party, that it will (a) not use, or authorize the use of, Confidential Information of the Disclosing Party for any purposes other than for the purpose of complying with its obligations or exercising its rights under this Agreement and (b) hold such Confidential Information in strict confidence and protect such Confidential Information with the same degree of care (but no less than a reasonable degree of care) normally used to protect its own similar Confidential Information. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party: (i) to the Receiving Party’s directors, officers, employees, contract manufacturers, Affiliates, or agents to the extent reasonably necessary to carry out its obligations or exercise its rights under this Agreement, provided that such directors, officers, employees, contract manufacturers, Affiliates, or agents have been advised of the confidential nature of such information and have agreed in writing to maintain such information as confidential to the same extent required by this Section 6.3 or (ii) as is required to be disclosed by the Receiving Party or its Affiliates pursuant to a judicial or governmental order, provided that the Receiving Party gives the Disclosing Party sufficient notice to permit Disclosing Party to seek a protective order or other opportunity to limit disclosure. The foregoing obligations will survive the termination or cancellation or rescission of this Agreement and the same shall not relieve the Parties of their obligations regarding confidentiality.

6.4 SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement (a) to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission, the New York Stock Exchange and NASDAQ and (b) in connection with a prospective acquisition, merger or financing for such Party, to prospective partners or sublicensees, to acquirers or merger candidates or to existing or potential investors, provided that prior to such disclosure each such candidate or investor shall be agree in writing to be bound by obligations of confidentiality and non-use no less restrictive in scope than those set forth in this Article 14. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to (a) above, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with clause (a) above, such Party agrees, at its own expense, to seek such confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

7.	LIMITATION OF LIABILITY

7.1 THE REMEDIES EXPRESSLY PROVIDED IN THIS AGREEMENT ARE S3D’S SOLE AND EXCLUSIVE REMEDIES. INDEPENDENT OF ANY OTHER LIMITATION CONTAINED IN THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL OVERLAND BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, CONSEQUENTIAL (INCLUDING REWORK COSTS), COST OF COVER, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, OR ANY LOSS OF PROFIT, LOSS OF REVENUE OR LOSS OF DATA RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF OVERLAND IS INFORMED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY, AND OVERLAND SHALL NOT BE LIABLE FOR ANY DAMAGES AS A RESULT OF PERSONAL INJURY OR PROPERTY DAMAGE EXCEPT AS MAY BE PROVIDED IN THIS AGREEMENT. THESE LIABILITY LIMITATIONS APPLY TO ALL CAUSES OF ACTION BASED ON ANY LEGAL THEORY IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS.

7.2 OVERLAND RESERVES THE RIGHT TO DISCONTINUE OR OTHERWISE VOID ANY WARRANTY, SERVICE OR TECHNICAL SUPPORT IT OFFERS, IN WHOLE OR IN PART, IF S3D BREACHES ANY S3D OBLIGATIONS OR FAILS TO PAY ANY AMOUNT DUE FOR PRODUCTS ORDERED BY S3D PURSUANT TO THIS AGREEMENT, SUBJECT TO ADVANCE WRITTEN NOTICE AND A THIRTY (30) DAY CURE PERIOD. S3D SHALL BE SOLELY RESPONSIBLE FOR ALL REPRESENTATIONS OR OMISSIONS S3D MAKES TO ITS CUSTOMERS OR END USERS.

7.3 SAVE AND EXCEPT FOR A CLAIM FOR INTELLECTUAL PROPERTY INFRINGEMENT IN SECTION 5.3 HEREOF, TO THE EXTENT THAT OVERLAND MAY BE HELD LEGALLY LIABLE TO S3D BY A COURT OF COMPETENT JURISDICTION UNDER CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, OVERLAND’S MAXIMUM AGGREGATE LIABILITY SHALL NOT EXCEED THE LESSER OF

$100,000.00 OR THE PURCHASE PRICE THAT S3D ACTUALLY PAID FOR THE SPECIFIC PRODUCTS THAT CAUSED THE DAMAGES OR THAT ARE THE SUBJECT MATTER OF, OR ARE DIRECTLY RELATED TO, THE CAUSE OF ACTION. S3D AND OVERLAND ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION HEREIN.

8.	MISCELLANEOUS

8.1 Force Majeure. If Overland’s performance of any of its obligations or undertakings under this Agreement are interrupted, delayed or prevented by any act of God or public enemy, act of government or other civil or military authority, act of terrorism, fire, flood, earthquake, other natural disaster, civil disorder, riot, rebellion, strike, lockout, slowdown, factory or labor conditions, quarantine, embargo, error in manufacture, inability to obtain necessary labor, materials or manufacturing facilities, or by the acts of anyone not a Party to this Agreement, or by any other occurrence that is beyond the control of Overland, Overland shall be excused from further performance of its obligations and undertakings under this Agreement for whatever period of time after the occurrence is reasonably necessary to remedy the effects of that occurrence. In the event of a delay in Overland’s performance based upon such an occurrence, the date of delivery of Products shall, at the request of Overland, be deferred for a period equal to the total time for which Overland’s performance was delayed. When the delay or non-performance based upon an occurrence covered by this section continues for a period of at least ninety (90) days, either Party may terminate this entire Agreement or the portion of this Agreement that relates to Products not already shipped and/or delivered, upon ten (10) days written notice.

8.2 Independent Contractors. The Parties are and at all times will be and remain independent contractors as to each other, and at no time will either Party be deemed to be the agent or employee of the other. No joint venture, partnership, agency, or other relationship will be created or implied as a result of this Agreement.

8.3 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of California, without giving effect to its conflict of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. The Parties agree to exclusive jurisdiction in any competent court of Santa Clara County, California, and all claims or proceedings brought by a Party relating to this Agreement will brought only in the federal or state courts of such jurisdiction without a right to a jury trial.

8.4 Attorneys’ Fees. In addition to any other relief awarded, the prevailing Party in any action arising out of this Agreement shall be entitled to its reasonable attorneys’ fees and costs.

8.5 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth below (or to such other address as such Party shall have specified in a written notice given to the other Party):

To Overland:	Overland Storage, Inc.
125 S. Market Street, 13th Floor
San Jose, CA 95113
Attention: Eric Kelly, President and CEO
Email:	ekelly@overlandstorage.com
Facsimile:	(858) 495-4267

To S3D:	Sphere 3D Corporation
240 Matheson Blvd. East
Mississauga, Ontario L4Z 1X1
Attention: Peter Tassiopoulos, CEO
Email:	peter.tassiopoulos@sphere3D.com
Facsimile:	(905) 282-9966

8.6 Headings. The headings provided in this Agreement are for convenience only and will not be used in interpreting or construing this Agreement.

8.7 Assignment. Neither Party may assign this Agreement, or any rights under this Agreement (whether expressly, by implication or by operation of law), or delegate its performance under this Agreement, to any third party without obtaining the other Party’s prior written consent. Any purported transfer, assignment, or delegation without the appropriate prior written consent will be null and void when attempted and of no force or effect. Subject to the foregoing, this Agreement will bind and inure to the benefit of the successors and permitted assigns of the Parties.

8.8 Third Party Beneficiaries. Nothing herein express or implied is intended to or shall be construed to confer upon or give any person or entity, other than the Parties hereto, and their respective successors, executors, beneficiaries, permitted assigns and affiliates, any rights or remedies under or by reason of this Agreement.

8.9 Severability. In the event that any provision of this Agreement is determined to be invalid, unlawful, void or unenforceable to any extent, such provision or any portion thereof will be interpreted to best reflect the Parties’ intent, and the remainder of this Agreement will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

8.10 Entire Agreement. This Agreement, including its attached exhibits, sets forth the entire understanding of the Parties and supersedes all prior agreements and understandings, oral or written, between the Parties relating to the subject matter hereof.

8.11 Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by both Parties.

8.12 Interpretation. Overland and S3D acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

8.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

8.14 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Parties.

8.15 Further Assurances; Additional Acts. Each Party agrees to cooperate fully with the other Parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other Party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

8.16 Performance by Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall otherwise cause its Affiliates to comply with the provisions of this Agreement. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. As used herein, “Affiliates” means any individual, corporation, partnership, or business entity that controls, is controlled by, or is under common control by a Party to this Agreement. The term “control” as used in this definition includes direct or indirect ownership of at least fifty-percent (50%) of the voting or equity shares or interest of a corporation or at least fifty-percent (50%) of the beneficial ownership of any other entity. For purposes of this Agreement, Overland will not be considered an Affiliate of S3D, and S3D will not be considered an Affiliate of Overland.

8.17 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

8.18 Compliance with Laws. In the performance of this Agreement, Overland and S3D shall at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders and other requirements, including without limitation such governmental requirements applicable to environmental protection, health, safety, wages, hours, equal employment opportunity, nondiscrimination, working conditions, import and export control and transportation. Without limiting the foregoing, S3D understands there exist laws, regulations and requirements applicable to the import of products, both tangible and intangible, from the United States of America and the re-exportation of such products once outside the United States of America, and agrees to conduct its activities in accordance with such laws, regulations and requirements. Both Parties shall adhere to the U.S. Export Administration Regulations (“EAR”), currently found at 15 C.F.R. Sections 730 through 744, and, unless properly authorized by the U.S. Government, shall not (1) export, re-export or release restricted technology or software to a national of a country in Country Groups D:1 or E:1, or (2) export to Country Groups D:1 or E:1 the direct product of such technology or software, if such U.S. or foreign produced direct product is subject to national security controls as identified on the Commerce Control List (currently found in Supplement 1 to Section 774 of EAR). Overland shall be excused from performance of its obligations under this Agreement while S3D is in violation of any applicable export regulation. These export requirements shall survive any termination, cancellation or expiration of this Agreement.

8.19 Electronic Data Interchange (“EDI”). Transactions conducted between Overland and S3D through EDI, or other electronic methods, shall be subject to the provisions of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned represent and warrant that they possess the requisite power and authority to bind the Parties to this Agreement and to enter into and carry out the provisions of this Agreement, and have executed this Agreement to be effective as of the Effective Date above.

OVERLAND STORAGE, INC.	SPHERE 3D CORPORATION
“Eric Kelly” Authorized Signature Eric Kelly Printed/Typed Name President & CEO Title July 12, 2013 Date	“Peter Tassiopoulos” Authorized Signature Peter Tassiopoulos Printed/Typed Name CEO Title July 12, 2013 Date

ATTACHMENT A

PRODUCTS

Products:

•	NEO Tape Libraries

•	REO Virtual Tape Libraries (VTL)

•	SnapServer Network Attached Storage (NAS)

•	SnapSAN Storage Area Network (SAN)

•	SnapScale Scale-out NAS

Products also may include other equipment and services required to build and maintain S3D’s cloud storage solutions. This equipment and services may include, but are not limited to:

•	Switches

•	Routers

•	Servers

•	Advanced Support Services

•	Professional Support Services

•	Virtual Desktop Infrastructure (VDI) solutions based on hardware specifications required by S3D, including any required licensed third party software (the “VDI Products”). The VDI Products sold hereunder will be S3D-branded.

For the VDI Products supplied to S3D hereunder, S3D hereby grants to Overland and its contract manufacturers, under all intellectual property rights owned or controlled by S3D, a non-exclusive, royalty-free license to use any and all technology and information provided by S3D to Overland hereunder relating to the VDI Products (including the hardware specifications and third party software) solely for the purpose of manufacturing and supplying the VDI Products to S3D under the terms of this Agreement and the relevant purchase orders from S3D. The scope of this license shall be expressly limited to supplying VDI Products to S3D and for no other purpose, absent the express written permission of S3D. With respect to such technology and information provided by S3D, S3D hereby represents and warrants: (a) the technology and information, as delivered by S3D to Overland, constitutes all of the technology and information necessary for Overland to exercise its rights and perform its obligations with respect to the VDI Products, (b) S3D has the full right and authority to grant to Overland the license set forth above (including the necessary rights with respect to the third party software), and (c) the technology and information, as provided by S3D, does not and will not infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

Overland shall not in any way disassemble, decompile, reverse engineer, derive or attempt any of the foregoing in relation to the source code, source code files or structure of all or any portion of the VDI Product technology, nor shall Overland knowingly permit any of the foregoing by a third party. Similarly, Overland agrees that it shall not use or attempt to use any portion of the

VDI Product technology in conjunction with any products or services other than those provided directly to S3D.

As between S3D and Overland, S3D will retain sole and exclusive ownership of the VDI Product technology, including all intellectual property rights therein. S3D shall retain and own all modifications, enhancements, improvements and derivative works of the VDI Product technology developed by or for S3D or Overland after the Effective Date, including all intellectual property rights therein.

ATTACHMENT B

PRICING

1. Pricing Calculation. S3D will pay to Overland the price required to ensure that Overland receives a [****] Gross Margin on each Product. After the total purchase amount has exceeded $3,000,000, the price for any additionally purchased Products will be reduced so that it provides Overland with a [****] Gross Margin.

As used in this Agreement, “Gross Margin” is defined per standard U.S. GAAP, and will be determined by Overland. To the extent that Overland is not able to readily calculate the Gross Margin for any particular Product at the time of invoicing, Overland will base its Gross Margin calculations on the Gross Margin for such Product calculated for the prior fiscal quarter.

2. Special Payment Terms. During the first three (3) years following the Effective Date, the purchase price for the Products will be paid as follows:

A. For the first $3,000,000 of Product purchased hereunder, 50% of such purchase price (i.e., $1,500,000) shall be paid in shares of S3D (which shall be based on the Share Value, as defined below); and the remainder of such purchase price shall be paid by S3D to Overland in cash. S3D shall issue common shares of S3D having a value of $500,000 (based on the Initial Share Value) to Overland upon the Effective Date, and additional shares having a value of $500,000 (based on the Subsequent Share Value) on each of the first and second anniversary dates of the Effective Date. Such shares shall subject to a Canadian resale restriction of 4 months plus 1 day from the date of issuance, in accordance with the provisions of the Securities Act (Ontario). All of such shares shall be issued to Overland, and Overland shall be entitled to retain such shares, irrespective of the amount of Products purchased by S3D hereunder.

For example, if during the first three (3) years following the Effective Date, S3D places an order for $10,000 of Product AND the $3,000,000 purchase threshold has not yet been reached, 50% will be paid in equity and the remaining 50% will be paid in cash to Overland.

For purposes of the foregoing, the term “Initial Share Value” shall mean the closing price per share of common stock of S3D as quoted on the TSX Venture Exchange (or such other stock exchange or quotation system where the majority of its common shares trade) on the day immediately prior to the Effective Date; and the term “Subsequent Share Value” shall mean the greater of (a) the Initial Share Value and (b) the ten (10) trading day average of the closing price per share of common stock of S3D as quoted on the TSX Venture Exchange (or such other stock exchange or quotation system where the majority of its common shares trade) for the period ending three (3) trading days prior to the applicable date of issuance.

B. After the first $3,000,000 of Product has been purchased, the entire purchase price shall be paid by S3D to Overland in cash.

This Agreement does not contain minimum purchase obligations, but Overland will not be required to return any of the initial S3D common shares issued to it upon consummation of this Agreement in the event that S3D fails to purchase the first $3 million of Products over the first three (3) years following the Effective Date, except if the failure of S3D to purchase $3 million of Product is a result of an uncured Default by Overland pursuant to Section 2.1 hereof.